Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 6 to the Registration Statement (the “Registration Statement”) of Blackboxstocks Inc. on Form S-4 of our report dated March 24, 2025, with respect to our audit of the consolidated financial statements of REalloys Inc. as of December 31, 2024, and for the period from May 20, 2024 (inception) through December 31, 2024, which report appears in the joint proxy and consent solicitation statement/prospectus, which is part of the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such joint proxy statement and consent solicitation/prospectus.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

December 18, 2025